EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-27962 on Form N-1A of our reports dated as indicated on the attached Schedule A, relating to the financial statements and financial highlights of the Funds and Portfolios listed on the attached Schedule A, certain of the funds constituting Eaton Vance Special Investment Trust (the “Trust”), appearing in the Form N-CSR of the Trust for the year ended December 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 25, 2025

Schedule A

Eaton Vance Special Investment Trust

Report Date	Fund Name (collectively, the “Funds”)

February 21, 2025	Eaton Vance Dividend Builder Fund
February 21, 2025	Eaton Vance Growth Fund
February 21, 2025	Eaton Vance Large-Cap Value Fund
February 21, 2025	Eaton Vance Small-Cap Fund
February 21, 2025	Eaton Vance Balanced Fund
February 21, 2025	Eaton Vance Greater India Fund
February 21, 2025	Eaton Vance Core Bond Fund

Portfolio financial statements that are included in one or more of the above Funds’ annual reports for the year ended December 31, 2024:

Portfolio Name (collectively, the “Portfolios”)

Report Date

February 21, 2025	Core Bond Portfolio
February 21, 2025	Stock Portfolio
February 21, 2025	Greater India Portfolio